Exhibit 99.2

Notice of Redemption to the Holders of

THE BON-TON DEPARTMENT STORES, INC.

10¼ % Senior Notes due 2014
(CUSIP Numbers 09776NAB8/U09818AA0)

Notice is hereby given that $65,000,000 aggregate principal amount of the outstanding 10¼% Senior Notes due 2014 (the “2014 Securities”) of The Bon-Ton Department Stores, Inc. (the “Company”) are being called for redemption pursuant to Section 3.07(a) of the Indenture (as defined below), and such aggregate principal amount of the 2014 Securities will be redeemed on February 22, 2013 (the “Redemption Date”), at a redemption price (the “Redemption Price”) equal to 100% of the principal amount of the 2014 Securities, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.  Capitalized terms used and not defined herein are set forth in their entirety in the 2014 Securities and the Indenture, dated as of March 6, 2006, and as amended or supplemented to the date hereof, relating to the 2014 Securities (the “Indenture”).

On the Redemption Date, unless the Company defaults in paying the Redemption Price, interest, if any, on the 2014 Securities called for redemption will cease to accrue on and after the Redemption Date.  Payment of the Redemption Price will be made on or after the Redemption Date only upon presentation and surrender of the Notes to the Paying Agent:

The Bank of New York Mellon

If By Mail:	If By Registered Mail or Certified Mail:	If By Hand of Overnight Delivery:
The Bank of New York Mellon P.O. Box 396 East Syracuse, NY 13057 Attn: Bond Redemption Unit	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Bond Redemption Unit	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Bond Redemption Unit

Upon surrender of each such Notes, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note.

The above CUSIP numbers are included for the convenience of holders of the 2014 Securities and no representation is made as to the correctness or accuracy of the CUSIP numbers listed above or printed on the 2014 Securities.

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, you are hereby notified that: (a) any discussion of U.S. federal tax issues in this document is not intended or written by us to be relied upon, and cannot be relied upon by you, for the purpose of avoiding penalties that may be imposed on you  under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

IMPORTANT NOTICE

Under the Internal Revenue Code of 1986, as amended, backup withholding tax will apply (currently at a rate of 28%) if a tax identification number and additional information is not properly certified on an IRS Form W-9 or a properly executed applicable IRS Form W-8 is not provided.

Bon-Ton Departments Stores, Inc.
Sent By: The Bank of New York Mellon

Date: January 23, 2013